Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – July 1, 2015 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended May 30, 2015.

Fiscal 2015 Second Quarter Highlights

●

Consolidated sales were $111.6 million for the second quarter of 2015 compared to $85.2 million for the second quarter of 2014, an increase of 31%. Excluding the sales from the acquisition of Zenith Freight Lines, LLC (“Zenith”), consolidated sales increased 17%.

●

Operating income for the quarter, excluding the effects of $0.4 million in charges associated with management restructuring costs, was $7.2 million or 6.4% of sales as compared to $3.9 million or 4.6% of sales for the prior year quarter. Excluding the effects of Zenith, operating income would have been $6.2 million or 6.2% of sales.

●

Wholesale sales were $66.7 million for the second quarter of 2015 compared to $56.2 million for the second quarter of 2014, an increase of 19%. Wholesale operating profit was $4.8 million or 7.2% of sales as compared to $4.3 million or 7.6% of sales for the prior year quarter.

●

Company-owned store delivered sales increased 20%, including a comparable store sales increase of 17%, compared to the prior year quarter. Comparable store operating income was $2.1 million or 3.4% of sales for the current year quarter as compared to $0.1 million for the prior year quarter, a $2.0 million improvement. Total retail operating income was $2.0 million or 3.1% of sales for the quarter as compared to a loss of $0.7 million for the prior year quarter.

●	Zenith, acquired in the first quarter of 2015, generated operating income of $1.0 million on sales of $22.0 million or 4.7% of sales.

●	Received a $1.1 million distribution from U.S. Customs and Border Protection as part of the Continued Dumping and Subsidy Offset Act of 2000 (“CDSOA”).

●

Net income for the quarter increased to $4.5 million or $0.42 per diluted share as compared to $2.6 million or $0.24 per diluted share for the prior year. Excluding the CDSOA funds mentioned above, net income would have been $3.9 million or $0.36 per diluted share.

“We continued to improve the execution of our strategy in the second quarter as consolidated revenue increased by 31%”, commented Robert H. Spilman, Jr. President and CEO. “Across the board, our business segments grew sales and increased profits. Propelled by our store network and independent dealers, wholesale sales grew by 19%. The 17% comparable store sales growth turned in by our corporate retail division marked the fourth consecutive quarter of double digit gains and the successful integration of our recently acquired Zenith Freight Lines, LLC significantly contributed to our operating results. In short, we managed our integrated business model at higher levels of efficiency producing operating income growth of 84% to $7.2 million (excluding $0.4 million of management restructuring charges) or 6.4% of sales. We will continue to seek to wring out further improvement in our operations as we enter the slower summer months prior to the historically strong fall selling season.”

Wholesale Segment

Net sales for the wholesale segment were $66.7 million for the second quarter of 2015 as compared to $56.2 million for the second quarter of 2014, an increase of $10.5 million or 19%. This sales increase was driven by a 27% increase in shipments to the Bassett Home Furnishings store network and a 6.8% increase in open market shipments (outside the Bassett Home Furnishings store network). Gross margins for the wholesale segment decreased to 32.8% for the second quarter of 2015 as compared to 33.9% for the second quarter of 2014 caused largely by increased discounting of wood products as the Company is implementing a significant makeover of its imported wood furniture line. Wholesale SG&A increased $2.3 million to $17.1 million for the second quarter of 2015 as compared to $14.8 million for the second quarter of 2014. SG&A as a percentage of sales decreased to 25.6% as compared to 26.3% for the second quarter of 2014 primarily due to greater leverage of fixed costs from higher sales volumes. Operating income was $4.8 million or 7.2% of sales as compared to $4.3 million or 7.6% of sales in the prior year quarter.

“Our merchandising programs continue to resonate with consumers inside our stores and with our open market dealers”, continued Spilman. “Our upholstery division performed at record levels of revenue and profitability during the quarter. The HGTV Design Studio at Bassett custom upholstery products remain the anchor of our assortment in Bassett Home Furnishings stores. We are currently negotiating an extension of our licensing agreement with HGTV and have plans to extend the reach of this successful effort to our best independent dealers this fall. We are excited about our HGTV Design Studio at Bassett Custom Sale that will be promoted this fall and will allow all of our participating dealers to advertise on national cable and the web simultaneously for the first time. On the wood side, retail sales of our recently introduced Bench Made collection have exceeded our internal plan and we intend to broaden the assortment this fall. Wood margins, however, were down from last year due to heavier discounting of discontinued products and higher container freight costs.”

Retail Segment

Net sales for the 59 Company-owned Bassett Home Furnishings stores were $63.9 million for the second quarter of 2015 as compared to $53.3 million for the second quarter of 2014, an increase of $10.6 million or 20%. The increase was primarily due to a $9.0 million or 17% increase in comparable store sales coupled with a $1.6 million increase in non-comparable store sales primarily from 2 new stores opened in the last 15 months.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 15% for the second quarter of 2015 as compared to the second quarter of 2014.

The consolidated retail operating profit for the second quarter of 2015 was $2.0 million as compared to a loss of $0.7 million for the second quarter of 2014, an increase of $2.7 million. The 57 comparable stores generated operating income of $2.0 million for the quarter, or 3.4% of sales, as compared to $0.1 million, or 0.1% of sales, for the prior year quarter. Gross margins for comparable stores were 49.8% for the second quarter of both 2015 and 2014. SG&A expenses for comparable stores increased $2.5 million to $28.1 million or 46.4% of sales as compared to 49.7% of sales for the second quarter of 2014. The decrease in SG&A as a percentage of sales is primarily due to greater leverage of fixed costs due to higher sales volumes for the comparable stores.

Losses associated with non-comparable stores were $0.1 million for the quarter as compared to $0.7 million for the prior year quarter. This decrease is primarily from $0.5 million of pre-opening costs recognized in the second quarter of 2014 as compared to less than $0.1 million for the current year quarter.

The Company plans to continue opening new stores, primarily in underpenetrated markets where it currently has stores.  The Company and certain licensees are actively engaged in site selection and lease negotiations for several new stores. One new corporate store in Woodland Hills, California is expected to open during 2015 with another new store in Dulles, Virginia scheduled to open during the first half of fiscal 2016. The Company also expects two new licensee stores to open over the remainder of fiscal 2015. The Company completed store relocations in San Antonio and Southlake, Texas during the first quarter of 2015 and expects to relocate the Newport News, Virginia store during the first quarter of 2016. During the second quarter of 2015, the Company closed an underperforming store in Memphis, Tennessee which was announced in the first quarter of 2015.

“The strong sales produced by our corporate retail team resulted in a $2.0 million operating profit for the division, an increase of $2.7 million from a year earlier”, said Spilman. “The majority of the improvement came from the leverage of SGA expenses from increased sales, although we did incur $0.7 million less in store opening costs due to fewer stores opening in the period. During the quarter we remodeled one of our Atlanta stores and another in Palm Beach, FL. We also began construction on a new location in an exciting new lifestyle center in Woodland Hills, CA that will open this September. Also, an existing Bassett licensee will open a new store in Livingston, NJ in August. Another significant development in the quarter was the extensive new product rollout that hit our floors prior to Memorial Day. Utilizing our sourcing, manufacturing, and logistics capabilities, we were able to deliver complete room settings to cohesively reset as much as 20% of our retail space. Although our sales have been robust as of late, we strive to keep our presentation crisp and to offer our spin on the relevant home furnishings trends of today. A product launch of this magnitude usually takes place prior to Labor Day, but we planned this accelerated launch over a year ago. Our next major effort will take place in December in preparation for our annual New Year’s event.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 92 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second fiscal quarter of 2015, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	May 30, 2015		May 31, 2014		May 30, 2015		May 31, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$99,467		$85,185		$189,015		$160,832
Logistics	12,086		-		15,345		-
Total sales revenue	111,553	100.0%	85,185	100.0%	204,360	100.0%	160,832	100.0%

Cost of furniture and accessories sold	46,921	42.1%*	39,872	46.8%	88,851	43.5%*	75,266	46.8%

Selling, general and administrative expenses excluding new store pre-opening costs	57,425	51.5%*	40,901	48.0%	104,900	51.3%*	79,481	49.4%
New store pre-opening costs	44	0.0%	521	0.6%	44	0.0%	1,108	0.7%
Lease exit costs	-	0.0%	-	0.0%	419	0.2%	-	0.0%
Asset impairment charges	-	0.0%	-	0.0%	106	0.1%	-	0.0%
Management restructuring costs	449	0.4%	-	0.0%	449	0.2%	-	0.0%
Income from operations	6,714	6.0%	3,891	4.6%	9,591	4.7%	4,977	3.1%

Remeasurement gain on acquisition of affiliate	-	0.0%	-	0.0%	7,212	3.5%	-	0.0%
Income from Continued Dumping & Subsidy Offset Act	1,066	1.0%	-	0.0%	1,066	0.5%	-	0.0%
Other income (loss), net	(597)	-0.5%	(272)	-0.3%	(1,220)	-0.6%	13	0.0%
Income before income taxes	7,183	6.4%	3,619	4.2%	16,649	8.1%	4,990	3.1%

Income tax provision	2,654	2.4%	1,068	1.3%	6,164	3.0%	1,596	1.0%
Net income	$4,529	4.1%	$2,551	3.0%	$10,485	5.1%	$3,394	2.1%

Basic earnings per share	$0.42		$0.24		$0.99		$0.32

Diluted earnings per share	$0.42		$0.24		$0.98		$0.31

* Because it is a service company, all operating costs for Zenith are included in consolidated Selling, general and administrative expenses. The acquisition of Zenith has the effect of reducing consolidated Cost of furniture and accessories sold as a percentage of sales and increasing Selling, general and administrative expenses as a percentage of sales as compared to the prior year. For comparative purposes only, Cost of furniture and accessories sold would have been 47.2% and 47.0% and Selling, general and adminstrative expenses would have been 46.7% and 47.9% of sales for the quarter and six months ended May 30, 2015, respectively, excluding the effects of Zenith.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	May 30, 2015	November 29, 2014
Assets
Current assets
Cash and cash equivalents	$22,467	$26,673
Short-term investments	23,125	23,125
Accounts receivable, net	20,346	15,228
Inventories, net	62,978	57,272
Deferred income taxes, net	5,339	5,268
Other current assets	10,414	7,796
Total current assets	144,669	135,362

Property and equipment, net	95,864	74,812

Other long-term assets
Deferred income taxes, net	5,418	9,701
Goodwill and other intangible assets	17,842	1,730
Other	8,190	19,141
Total long-term assets	31,450	30,572
Total assets	$271,983	$240,746

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$24,776	$22,251
Accrued compensation and benefits	10,571	8,931
Customer deposits	22,965	22,202
Dividends payable	-	2,102
Current portion of long-term debt	4,428	316
Other accrued liabilities	11,579	10,971
Total current liabilities	74,319	66,773

Long-term liabilities
Post employment benefit obligations	11,398	11,498
Long-term debt	10,748	1,902
Other long-term liabilities	3,756	3,741
Total long-term liabilities	25,902	17,141

Stockholders’ equity
Common stock	54,355	52,467
Retained earnings	115,149	106,339
Additional paid-in-capital	4,158	-
Accumulated other comprehensive loss	(1,900)	(1,974)
Total stockholders' equity	171,762	156,832
Total liabilities and stockholders’ equity	$271,983	$240,746

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Six Months Ended
	May 30, 2015	May 31, 2014
Operating activities:
Net income	$10,485	$3,394
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,729	3,438
Equity in undistributed income of investments and unconsolidated affiliated companies	(220)	(343)
Provision for restructuring and asset impairment charges	106	-
Non-cash portion of lease exit costs	419	-
Re-measurement gain on acquisition of affiliate	(7,212)	-
Tenant improvement allowances received from lessors	330	1,270
Deferred income taxes	4,212	(160)
Other, net	1,018	421
Changes in operating assets and liabilities
Accounts receivable	(1,490)	1,015
Inventories	(5,706)	367
Other current and long-term assets	(2,121)	1,451
Customer deposits	763	3,122
Accounts payable and accrued liabilities	3,882	(156)
Net cash provided by (used in) operating activities	9,195	13,819

Investing activities:
Purchases of property and equipment	(7,942)	(12,209)
Proceeds from sale of retail real estate and property and equipment	2,952	1,407
Cash paid for business acquisition, net of cash acquired	(7,323)	-
Capital contribution to affiliate	(1,345)	-
Proceeds from maturity of short-term investments	-	5,000
Proceeds from sale of interest in affiliate	-	2,348
Other	-	188
Net cash used in investing activities	(13,658)	(3,266)

Financing activities:
Cash dividends	(3,777)	(3,480)
Proceeds from the exercise of stock options	2,993	-
Other issuance of common stock	171	147
Repurchases of common stock	(255)	(2,930)
Excess tax benefits from stock-based compensation	1,032	-
Repayments of notes payable	(1,214)	(141)
Proceeds from equipment loans	1,307	-
Net cash used in financing activities	257	(6,404)
Change in cash and cash equivalents	(4,206)	4,149
Cash and cash equivalents - beginning of period	26,673	12,733
Cash and cash equivalents - end of period	$22,467	$16,882

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Six Months Ended
	May 30, 2015	May 31, 2014	May 30, 2015	May 31, 2014
Net Sales
Wholesale	$66,705	$56,184	$125,510	$107,270
Retail - Company-owned stores	63,921	53,290	121,104	100,414
Logistical services	21,958	-	27,957	-
Inter-company eliminations:
Furniture and accessories	(31,159)	(24,289)	(57,600)	(46,852)
Logistical services	(9,872)	-	(12,611)	-
Consolidated	$111,553	$85,185	$204,360	$160,832

Operating Income (Loss)
Wholesale	$4,796	$4,257	$7,723	$6,605
Retail	1,971	(666)	1,929	(2,438)
Logistical services	1,027	-	1,019	-
Inter-company elimination	(631)	300	(106)	810
Management restructuring costs	(449)	-	(449)	-
Lease exit costs	-	-	(419)	-
Asset impairment charges	-	-	(106)	-
Consolidated	$6,714	$3,891	$9,591	$4,977

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 30,			May 30,
	2014	Opened*	Closed*	2015

Company-owned stores	60	-	(1)	59
Licensee-owned stores	34	-	(1)	33

Total	94	-	(2)	92

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	57 Comparable Stores				53 Comparable Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 30, 2015		May 31, 2014		May 30, 2015		May 31, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$60,608	100.0%	$51,597	100.0%	$109,317	100.0%	$93,894	100.0%

Cost of sales	30,416	50.2%	25,899	50.2%	54,703	50.0%	47,062	50.1%

Gross profit	30,192	49.8%	25,698	49.8%	54,614	50.0%	46,832	49.9%

Selling, general and administrative expense*	28,113	46.4%	25,644	49.7%	52,063	47.6%	47,220	50.3%

Income from operations	$2,079	3.4%	$54	0.1%	$2,551	2.4%	$(388)	-0.4%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 30, 2015		May 31, 2014		May 30, 2015		May 31, 2014
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$3,313	100.0%	$1,693	100.0%	$11,787	100.0%	$6,520	100.0%

Cost of sales	1,748	52.8%	929	54.9%	5,861	49.7%	3,231	49.6%

Gross profit	1,565	47.2%	764	45.1%	5,926	50.3%	3,289	50.4%

Selling, general and administrative expense	1,629	49.2%	963	56.9%	6,504	55.2%	4,231	64.9%
Pre-opening store costs**	44	1.3%	521	30.8%	44	0.4%	1,108	17.0%

Loss from operations	$(108)	-3.3%	$(720)	-42.6%	$(622)	-5.3%	$(2,050)	-31.3%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**	Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.